Eaton Scientific Systems, Inc. 10-K

Exhibit 99.5

PROMISSORY NOTE MODIFICATION AGREEMENT

THIS PROMISSORY NOTE MODIFICATION AGREEMENT (this “Agreement”) is made as of the 30th day of September, 2012, by and between Pristine Solutions, Inc., a Nevada corporation (hereinafter known as “BORROWER”) and Edward W. Withrow III., an individual (hereinafter known as “LENDER”).  BORROWER and LENDER shall collectively be known herein as “the Parties”.

RECITALS

A.         The LENDER made a loan to the BORROWER in the principal amount of $500,000.00, (the “Principal”) as evidenced by a Convertible Promissory Note dated September 10, 2012, by and between the LENDER and the BORROWER (the “Note”).

B.         The Note was originally interest-free.

C.         The Parties agree that an interest rate of 6% shall be applied, and interest should accrue and be payable on the Principal retroactively from the date of the Note.

D.         Pursuant to the terms and conditions of the Note, The Parties desire to modify the Note.

NOW, THEREFORE, for full and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1)         The facts set forth above are true and accurate in each respect.

2)         The Note is hereby modified as follows:

a)         Simple interest at a rate of 6% per annum shall accrue on the Principal.

b)         Interest shall accrue retroactively from September 10, 2012 until such time as BORROWER shall repay to LENDER the entire Note (including all principal and accrued interest), pursuant to the terms and conditions of the Note.

3)         The term “the note” shall mean the Note as modified herein unless the context clearly indicates or dictates a contrary meaning.

4)         The BORROWER will execute such confirmatory instruments with respect to the Note as the LENDER may require.

5)         The BORROWER ratifies and confirms all of its liabilities and obligations under the Note and agrees that, except as expressly modified in this Agreement, the Note continues in full force and effect as if set forth specifically herein.  The Parties agree that this Agreement shall not be construed as an agreement to extinguish the original obligations under the Note and shall not constitute a negation as to the obligations of the BORROWER under the Note.

6)         This Agreement may not be amended, changed, modified, altered or terminated without in each instance the prior written consent of the LENDER.

7)         This Agreement shall be construed in accordance with and governed by the State of California.

IN WITNESS WHEREOF, and acknowledging acceptance and agreement of the foregoing, BORROWER, and LENDER affix their signatures hereto.

BORROWER		LENDER
PRISTINE SOLUTIONS, INC.

/s/ Michael J. Borkowski		/s/ Edward W. Withrow III
By:	Michael J. Borkowski	By:	Edward W. Withrow III
Title:	President

Dated:	September 30, 2012	Dated:	September 30, 2012

State of:	CALIFORNIA	County of:	LOS ANGELES